Exhibit 99.1

TO:  Directors and Executive Officers of U-Store-It

FROM:  Nicola Fryer

DATE:  March 31, 2010

RE:  Blackout Period

Pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”), U-Store-It is required to notify you of upcoming temporary restrictions on your ability to engage in certain activities regarding U-Store-It equity securities.  These temporary restrictions are mandated by the Act due to the upcoming blackout period impacting the U-Store-It L.P 401(k) Plan.  This blackout notice (“Blackout Notice”) is being provided in order to notify you that Covered Persons under the U-Store-It Trust Policy Statement Regarding Securities Transactions Involving Trustees, Executive Officers, Senior Management and Employees will be prevented from buying or selling shares of common stock of U-Store-It Trust (NYSE: YSI) during a “blackout period” that is expected to begin at 4 p.m. Eastern daylight savings time on April 15, 2010 and end approximately May 15, 2010. However, the blackout period may be extended due to events beyond the Company’s control, in which case notice will be given directors and executive officers as soon as reasonably practicable.

The purpose of the blackout period is to allow for the transition of the U-Store-It L.P 401(k) Plan to our new provider TransAmerica Retirement Services (“TransAmerica”).  During the applicable blackout period, participants in the 401(k) Plan will be unable to access their plan accounts, including being unable to direct or diversify investments, change contribution rates, or obtain distributions or loans.  Because the Plan includes a U-Store-It (YSI) common stock fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of U-Store-It during the blackout periods for the Plan if those securities were acquired in connection with your service or employment as a director or executive office of U-Store-It.  Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).  Although certain transactions are exempt from these prohibitions (such as a bona fide gifts), those exemptions are limited. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when the person was an employee but not yet an executive officer) are not covered. However, if a director or executive officer holds both covered shares and non-covered shares, any shares sold will be presumed to come first from the covered shares unless the source of such sold shares are identified and it is shown that the same form of identification is used for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that a director or executive officer may not be engaged in during the blackout period: (i) exercising stock options granted in connection with services provided as a director or executive officer; (ii) selling Company stock acquired by exercising options; and (iii) selling Company stock originally received as a restricted stock grant.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules.  Therefore, please contact me at (610) 293-5739 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.